Exhibit 10.12

SEVERANCE POLICY FOR SENIOR OFFICERS OF
GERBER SCIENTIFIC, INC.,
AS AMENDED AND RESTATED EFFECTIVE SEPTEMBER 21, 2006
(the "Severance Policy")

            The purpose of this Severance Policy is to grant severance benefits to senior officers of Gerber Scientific, Inc. who are terminated under the circumstances specified below.

            This Severance Policy shall be effective September 21, 2006, and shall continue thereafter unless or until amended, suspended, or terminated by the Management Development and Compensation Committee. All prior existing severance policies, plans, programs, or practices for senior officers of Gerber Scientific, Inc. and its domestic subsidiaries, whether formal or informal, are hereby revoked and terminated, except for individualized written agreements between the Company and an executive/employee.

A.        Definitions.

            The capitalized terms used in this document shall have the following meanings:

            "Board" shall mean the Board of Directors of Gerber Scientific, Inc.

            "Cause" shall mean (a) the willful and continued failure by the Covered Officer substantially to perform the Covered Officer's duties with the Company (other than such failure resulting from the Covered Officer's incapacity due to physical or mental illness) or (b) the willful engaging by the Covered Officer in conduct that is demonstrably and materially injurious to the Company, monetarily or otherwise, as determined in the Company's sole discretion.

            "Chief Executive Officer" shall mean the Chief Executive Officer of Gerber Scientific, Inc.

            "Committee" shall mean the Management Development and Compensation Committee of the Board of Directors of Gerber Scientific, Inc.

            "Company" shall mean Gerber Scientific, Inc. and/or its subsidiaries, including but not limited to, Gerber Technology, Inc., Gerber Scientific Products, Inc., Gerber Coburn Optical, Inc., and Spandex PLC.

            "Corporate Vice Presidents" shall mean vice presidents of Gerber Scientific, Inc. other than Senior Vice Presidents or Executive Vice Presidents.

            "Covered Officer" or "Covered Officers" shall refer to all corporate officers of Gerber Scientific, Inc. that hold positions at the level of vice president or above and such other person or persons as may be specifically designated in writing by the Committee as eligible to receive benefits in accordance with this Policy.

            "Disability" shall mean permanent and total disability as defined in Section 22(e)(3) of the Internal Revenue Code of 1986, as amended.

             "Executive Vice Presidents" shall mean Executive Vice Presidents of Gerber Scientific, Inc.

            "Retirement" shall mean a Covered Officer's voluntary termination of employment with the Company in accordance with the Company's retirement policy or retirement plans.

            "Senior Vice Presidents" shall mean Senior Vice Presidents of Gerber Scientific, Inc.

            "Severance Period" shall mean the length of the period, commencing on the Termination Date, during which severance benefits shall be payable under this Severance Policy to a Covered Officer as provided by the following table:

Covered Officer(s)	Severance Period in Months
Chief Executive Officer	16
Executive Vice Presidents Senior Vice Presidents	12
Corporate Vice Presidents	8
Any other person designated by the Committee	Such number of months as designated by the Committee

            "Termination Date" shall mean the date on which the Covered Officer's employment is terminated.

B.        Eligibility for severance benefits.

            (1)     Only Covered Officers are eligible for benefits under this Severance Policy. Subject to the terms and conditions of this Severance Policy, if a Covered Officer's employment shall be terminated for any reason other than:

                      (a)        as a result of the Covered Officer's death or Disability;

                      (b)        by the Covered Officer for any reason including Retirement; or,

                      (c)        by the Company for Cause,

then the Covered Officer shall be entitled to the benefits provided under this Severance Policy.

            (2)     Notwithstanding the above, no benefits shall be payable under this Severance Policy if:

                     (a)        as a result of a Covered Officer's termination, such Covered Officer is entitled to receive compensation under any Change-in-Control Agreement with the Company; or,

                     (b)        such Covered Officer is offered another position with the Company that is comparable in status and compensation to the position held by such Covered Officer on the Termination Date.

C.        Payments and benefits payable.

Subject to the terms and conditions of this Severance Policy, Gerber Scientific, Inc. will provide the following payments and benefits to any Covered Officer who is eligible to receive payments and benefits under this Severance Policy:

            (1)     The Covered Officer shall receive, within five (5) business days after the Termination Date, all salary earned by, but not yet paid to, such Covered Officer through the Termination Date and any other deferred compensation earned prior to the Termination Date. In addition, the Covered Officer shall be entitled to any annual incentive bonus payment that, on the Termination Date, has been earned by, but not yet paid to, the Covered Officer. Such amount shall be paid to the Covered Officer at the time that such amount would have been paid to the Covered Officer had he or she continued to be employed by Gerber Scientific, Inc.

            (2)     The Covered Officer shall, during the Severance Period, continue to receive:

           (i)        100% of his or her then current base salary, such amount to be payable in weekly, biweekly, or monthly installments in accordance with the Company's then normal employee payroll practices; and,

           (ii)       The pro rata portion (through the Termination Date) of the annual incentive bonus (under the Company's Annual Incentive Bonus Plan or any successor Plan) that such Covered Officer would have earned if such Covered Officer had continued his or her employment with Gerber Scientific, Inc. through the end of the fiscal year in which said Termination Date occurred. [Example: If a Covered Officer's Termination Date is at the end of the sixth month of Gerber Scientific, Inc.'s fiscal year, the Covered Officer would receive 50% of the amount of the annual incentive bonus (if any) such Covered Officer would have actually earned, had such Covered Officer's employment continued through the last day of such Fiscal Year.] Such amount shall be paid only if the Committee certifies in writing the achievement of the applicable performance goals for the Company for the fiscal year in which the Covered Officer's Termination Date occurs. Such amount shall be paid to the Covered Officer at the time that such amount would have been paid to the Covered Officer had he or she continued to be employed by Gerber Scientific, Inc.

            (3)     The Covered Officer shall, during the Severance Period, continue to receive from Gerber Scientific, Inc. at Gerber Scientific, Inc.'s cost, but subject to any applicable employee contributions, the health (medical and dental) insurance coverage under the health insurance plan provided to the Covered Officer immediately prior to the Termination Date, provided that (i) the Covered Officer's continued participation is possible under the general terms and provisions of such plan, (ii) Gerber Scientific, Inc. shall have the right to amend or terminate the Plan at any time with respect to all Gerber Scientific, Inc. Employees and the Covered Officer, and (iii) Gerber Scientific, Inc. will not provide this coverage to the Covered Officer after the Covered Officer's 65th birthday. Notwithstanding the foregoing, the Covered Officer's employment is terminated for all purposes on the Termination Date and the Covered Officer's rights under COBRA or any similar law shall commence on the Termination Date. Gerber Scientific, Inc. shall, for a period of thirty (30) days following the commencement of the Severance Period, continue to provide the Covered Officer with the same life insurance benefits provided to the Covered Officer immediately prior to the Termination Date, provided that such benefits shall cease at the end of such thirty day period. No short term or long term disability insurance shall be provided to the Covered Officer by Gerber Scientific, Inc. during the Severance Period and no additional years of service will be credited to the Covered Officer during the Severance Period for purposes of calculating benefits under any of the Company's pension plans. Options granted by the Company under any of Gerber Scientific, Inc.'s stock option plans will not vest after the Termination Date. Options may only be exercised after the Termination Date to the extent that the applicable stock option plan and grant agreement permit such exercise.

            (4)     If at any time during the Severance Period, a Covered Officer obtains full-time employment with a company which is not engaged in a business that is competitive to the business conducted or carried on by the Company, the Covered Officer will receive, in lieu of all severance payments and benefits which would otherwise have been payable under this Severance Policy had such employment not been obtained, a lump sum payment in an amount equal to one-half (50%) of the remaining amount of current base salary (excluding bonus) which, absent such employment, would have been payable to such Covered Officer pursuant to Section C (2) of this Severance Policy. Such lump sum payment shall be payable within thirty (30) business days after the Covered Officer notifies the President of Gerber Scientific, Inc. of the commencement of such full-time employment.

            (5)     In the event that a Covered Officer is terminated by Gerber Scientific, Inc. under circumstances that would qualify the Covered Officer to receive severance benefits under this Severance Policy but such Covered Officer dies before or while receiving the benefits, Gerber Scientific, Inc. will pay the severance benefits to the Covered Officer's estate or beneficiary, provided that the estate or beneficiary satisfies the conditions that would have been applicable to the Covered Officer.

            (6)     Any payments of benefits payable hereunder shall be reduced by the amount of any other severance or similar benefits which shall otherwise be payable by Gerber Scientific, Inc. or any subsidiary of Gerber Scientific, Inc. under any contract, agreement, plan, program, policy, or practice including but not limited to the Severance Pay Plan for Employees of Gerber Scientific, Inc. effective May 1, 2000.

D.        Forfeiture of Covered Officer's right to severance benefits.

Notwithstanding anything to the contrary in this Severance Policy, Gerber Scientific, Inc. shall have no obligation to, and shall make no severance payment to, any Covered Officer who, directly or indirectly:

           (1)     is competing or preparing to compete with the business of the Company;

           (2)     is disclosing or has disclosed to any unauthorized person or entity any secret or confidential information, knowledge, or data relating to the Company which is not public knowledge (or is, or becomes, public knowledge by reason or in consequence of such Covered Officer's unauthorized actions), including confidential information of any customers or clients of the Company;

           (3)     is appropriating or has appropriated any such information, secret, or data for his or her own use or benefit;

           (4)     is soliciting or has solicited, hired, or induced any person who is, or has been within the previous six (6) months, employed by the Company, to leave the Company;

           (5)     is soliciting or otherwise attempting to divert the business or patronage of any customer or client or any prospective customer or client of the Company;

           (6)     is engaging in or is about to engage in any other action that is found by the Committee, in the Committee's sole discretion, to be an action that is, in any way, detrimental to the Company and its stockholders; or,

           (7)     is engaged in full-time employment (except to the extent benefits are payable under Section C(4) above).

E.        Other terms and conditions of this Severance Policy.

           As a condition of receiving severance benefits under this Severance Policy, a Covered Officer shall be required to execute a written agreement with Gerber Scientific, Inc. (i) releasing the Company from and against any and all claims which the Covered Officer may have against the Company relating in any way to the Covered Officer's employment or the termination thereof including, without limitation, any and all claims of discrimination or unlawful discharge, and (ii) covenanting not to sue the Company in any state or federal court in the United States or elsewhere, or in any administrative agency which has authority to award damages, in respect of any such claim.

           The Committee has full and complete discretion to interpret this Severance Policy, and the Committee's findings shall be binding on any employee or such employee's estate or beneficiary claiming benefits hereunder.

           This Severance Policy does not contain any promise or representation concerning the duration of any Covered Officer's employment with the Company.

           This Severance Policy and these procedures do not constitute contracts between the Covered Officer and Gerber Scientific, Inc., and this Severance Policy and the policies and procedures contained therein may be terminated or altered in whole or in part by the Committee at any time in the Committee's sole discretion. However, the Committee will not change this Severance Policy without ninety (90) days' notice if the planned change would create a material diminution in the severance benefit to Covered Officers.

           Unless otherwise stated in this document, this Severance Policy shall not prevent or limit a Covered Officer's continuing or future participation in any plan, program, policy, or practice provided by the Company and for which the Covered Officer may qualify. Further, nothing in this Severance Policy will limit or otherwise affect the rights a Covered Officer may have under any contract or agreement with the Company.

September 20, 2006